UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13D
(Rule 13d-101)

Under the Securities Exchange Act of 1934
(Amendment No. 12)

Metretek Technologies, Inc.
--------------------------------------------------------------------------------
(Name of Issuer)

Common Stock, $.01 Par Value
--------------------------------------------------------------------------------
(Title of Class of Securities)

59159Q107
---------------------------------------------------
(CUSIP Number)

Wendy Schnipper Clayton, Esq.
DDJ Capital Management, LLC
130 Turner Street
Building 3, Suite 600
Waltham, MA 02453
781-283-8500
--------------------------------------------------------------------------------
(Name, address and telephone number of person authorized to receive notices and communications)

August 8, 2007
--------------------------------------------------------------------------------
(Date of Event which Requires filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b) (3) or (4), check the
following box [   ].

(Continued on following pages)

(Page 1 of 14 Pages)

SCHEDULE 13D
CUSIP NO. 59159Q107	PAGE 2 OF 14 PAGES


1	NAME OF REPORTING PERSON
	S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	DDJ Capital Management, LLC
	04-3300754
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
	SEE ITEM #5	(a) [ X]
		(b) [   ]
3	SEC USE ONLY

4	SOURCE OF FUNDS*
	OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	[     ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
	Commonwealth of Massachusetts

NUMBER OF	7	SOLE VOTING POWER
SHARES		756,821
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY
EACH	9	SOLE DISPOSITIVE POWER
REPORTING		756,821
PERSON WITH	10	SHARED DISPOSITIVE POWER


11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
	756,821
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
EXCLUDES CERTAIN SHARES*	[     ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(11)
4.68%
14	TYPE OF REPORTING PERSON *
IA
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D
CUSIP NO. 59159Q107	PAGE 3 OF 14 PAGES

1	NAME OF REPORTING PERSON
	S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	B III-A Capital Partners, L.P.
	04-3495504
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
	SEE ITEM #5	(a) [ X]
		(b) [   ]
3	SEC USE ONLY

4	SOURCE OF FUNDS*
	WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	[     ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
	Delaware

NUMBER OF	7	SOLE VOTING POWER
SHARES		56,950
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY
EACH	9	SOLE DISPOSITIVE POWER
REPORTING		56,950
PERSON WITH	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
	56,950
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
EXCLUDES CERTAIN SHARES*	[     ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(11)
..35%
14	TYPE OF REPORTING PERSON *
PN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D
CUSIP NO. 59159Q107	PAGE 4 OF 14 PAGES

1	NAME OF REPORTING PERSON
	S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	GP III-A, LLC
	04-3493598
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
	SEE ITEM #5	(a) [ X]
		(b) [   ]
3	SEC USE ONLY

4	SOURCE OF FUNDS*
	OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	[     ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
	Delaware

NUMBER OF	7	SOLE VOTING POWER
SHARES		56,950
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY
EACH	9	SOLE DISPOSITIVE POWER
REPORTING		56,950
PERSON WITH	10	SHARED DISPOSITIVE POWER


11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
	56,950
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
EXCLUDES CERTAIN SHARES*	[     ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(11)
..35%
14	TYPE OF REPORTING PERSON *
OO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D
CUSIP NO. 59159Q107	PAGE 5 OF 14 PAGES

1	NAME OF REPORTING PERSON
	S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	The October Fund, Limited Partnership
	04-3504882
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
	SEE ITEM #5	(a) [ X]
		(b) [   ]
3	SEC USE ONLY

4	SOURCE OF FUNDS*
	WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	[     ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
	Commonwealth of Massachusetts

NUMBER OF	7	SOLE VOTING POWER
SHARES		278,005
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY
EACH	9	SOLE DISPOSITIVE POWER
REPORTING		278,005
PERSON WITH	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
	278,005
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
EXCLUDES CERTAIN SHARES*	[     ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(11)
1.72%
14	TYPE OF REPORTING PERSON *
PN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D
CUSIP NO. 59159Q107	PAGE 6 OF 14 PAGES

1	NAME OF REPORTING PERSON
	S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	October G.P., LLC
	04-3504881
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
	SEE ITEM #5	(a) [ X]
		(b) [   ]
3	SEC USE ONLY

4	SOURCE OF FUNDS*
	WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	[     ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
	Delaware

NUMBER OF	7	SOLE VOTING POWER
SHARES		278,005
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY
EACH	9	SOLE DISPOSITIVE POWER
REPORTING		278,005
PERSON WITH	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
	278,005
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
EXCLUDES CERTAIN SHARES*	[     ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(11)
1.72%
14	TYPE OF REPORTING PERSON *
OO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D
CUSIP NO. 59159Q107	PAGE 7 OF 14 PAGES

1	NAME OF REPORTING PERSON
	S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	DDJ/Ontario Credit Opportunities Fund, L.P.
	98-0496623
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
	SEE ITEM #5	(a) [ X]
		(b) [   ]
3	SEC USE ONLY

4	SOURCE OF FUNDS*
	WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	[     ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
	Bermuda

NUMBER OF	7	SOLE VOTING POWER
SHARES		85,814
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY
EACH	9	SOLE DISPOSITIVE POWER
REPORTING		85,814
PERSON WITH	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
	85,814
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
EXCLUDES CERTAIN SHARES*	[     ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(11)
..53%
14	TYPE OF REPORTING PERSON *
PN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D
CUSIP NO. 59159Q107	PAGE 8 OF 14 PAGES

1	NAME OF REPORTING PERSON
	S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	GP DDJ/Ontario Credit Opportunities, L.P.
	98-0496663
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
	SEE ITEM #5	(a) [ X]
		(b) [   ]
3	SEC USE ONLY

4	SOURCE OF FUNDS*
	WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	[     ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
	Bermuda

NUMBER OF	7	SOLE VOTING POWER
SHARES		85,814
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY
EACH	9	SOLE DISPOSITIVE POWER
REPORTING		85,814
PERSON WITH	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
	85,814
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
EXCLUDES CERTAIN SHARES*	[     ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(11)
..53%
14	TYPE OF REPORTING PERSON *
PN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D
CUSIP NO. 59159Q107	PAGE 9 OF 14 PAGES

1	NAME OF REPORTING PERSON
	S.S. OR  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	GP Credit Opportunities, Ltd.
	04-3300754
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
	SEE ITEM #5	(a) [ X]
		(b) [   ]
3	SEC USE ONLY

4	SOURCE OF FUNDS*
	WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	[     ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION
	Bermuda

NUMBER OF	7	SOLE VOTING POWER
SHARES		85,814
BENEFICIALLY	8	SHARED VOTING POWER
OWNED BY
EACH	9	SOLE DISPOSITIVE POWER
REPORTING		85,814
PERSON WITH	10	SHARED DISPOSITIVE POWER

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
	85,814
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
EXCLUDES CERTAIN SHARES*	[     ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
(11)
..53%
14	TYPE OF REPORTING PERSON *
CO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D
CUSIP NO. 59159Q107	PAGE 10 OF 14 PAGES

ITEM 1.	SECURITY AND ISSUER:

	This Amendment No. 12 to Schedule 13D (Amendment No. 12)
should be read in conjunction with the Schedule 13D dated December 9,
1999 (Schedule 13D), Amendment No. 1 dated January 9, 2000
(Amendment No. 1), Amendment No. 2 dated February 4, 2000
(Amendment No. 2), Amendment No. 3 dated April 10, 2000
(Amendment No. 3), Amendment No. 4 dated December 9, 2000
(Amendment No. 4), Amendment No. 5 dated May 12, 2004 (Amendment
No. 5), Amendment No. 6 dated June 9, 2004 (Amendment No. 6),
Amendment No. 7 dated June 9, 2005 (Amendment No. 7), Amendment
No. 8 dated November 22, 2005 (Amendment No. 8), Amendment No. 9 dated January 17, 2006 (Amendment No. 9), Amendment No. 10 dated
November 9, 2006 (Amendment No. 10), and Amendment No. 11 dated
November 15, 2006 (Amendment No. 11), each as filed with the Securities and Exchange Commission by DDJ Capital Management, LLC, a
Massachusetts limited liability company, and certain of its affiliates.   This
Amendment No. 12 amends the Schedule 13D, Amendment No. 1,
Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment
No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8,
Amendment No. 9, Amendment No. 10 and Amendment No. 11 only with respect to those items below. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto on the Schedule 13D, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment
No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7,
Amendment No. 8, Amendment No. 9, Amendment No. 10, or
Amendment No. 11, respectively.

	This filing of statement is not, and should be deemed to be, an admission that the Schedule 13D or any Amendment thereto is required to be filed.

	This statement relates to shares of the Common Stock, $.01 par value of Metretek Technologies, Inc. (the Company). The principal executive offices of the Company are located at 1675 Broadway, Suite 2150, Denver, Colorado, 80202.

SCHEDULE 13D
CUSIP NO. 59159Q107	PAGE 11 OF 14 PAGES

ITEM 2.		IDENTITY AND BACKGROUND.

        The last paragraph of paragraphs (a)-(c) of Item 2 is deleted in its entirety and amended as set forth below:

	At the time of the filing of this Amendment No. 12, 56,950 shares of Common Stock are owned beneficially by B III-A, 278,005 shares of Common Stock are owned beneficially by October Fund, 85,814 shares of Common Stock are owned beneficially by Credit Opportunities Fund,
247,268 shares of Common Stock are owned beneficially by the Account, and 88,784 shares of Common Stock are owned beneficially by DDJ
Canadian.

ITEM 3. 	SOURCES AND AMOUNT OF FUNDS OR OTHER
CONSIDERATION:

Item 3 is amended by adding the following paragraph.

        Please reference Annex 1 for Information With Respect to
Transactions of Shares During the Past 60 Days.

SCHEDULE 13D
CUSIP NO. 59159Q107	PAGE 12 OF 14 PAGES

ITEM 5.	INTEREST IN SECURITIES OF ISSUER:

	Paragraphs (a) in Item 5 is deleted in its entirety and amended as set forth below. A new paragraph (e) in Item 5 is also added as set forth below.

	(a)	As of the date hereof, B III-A owns, and GP III-A, LLC and
DDJ beneficially own, as general partner and investment manager, respectively, of B III-A, 56,950 shares of Common Stock, or approximately .35% of the outstanding shares of the Company. The
October Fund beneficially owns, and October GP and DDJ beneficially own as general partner and investment manager, respectively, of the October Fund, 278,005 shares of Common Stock, or approximately 1.72% of the outstanding shares of Common Stock of the Company. The Credit Opportunities Fund beneficially owns, and GP Credit Opportunities L.P.,
GP Credit Opportunities Ltd. and DDJ beneficially own as general partner of the Credit Opportunities Fund, general partner of GP Credit Opportunities L.P., and investment manager of the Credit Opportunities Fund, respectively, 85,814 shares of Common Stock, or approximately
..53% of the outstanding shares of Common Stock of the Company. DDJ, as investment manager to the Account, may be deemed to beneficially own 247,268 Shares, or approximately 1.53% of the outstanding shares of Common Stock of the Company. DDJ, as investment adviser to DDJ
Canadian, may be deemed to beneficially own 88,784 shares of Common
Stock, or approximately .55% of the outstanding Shares of the Company. Accordingly, in the aggregate, DDJ may be deemed to be the beneficial owner of 756,821 shares of Common Stock, or approximately 4.68% of the outstanding Shares of the Company.

        (e)	DDJ ceased to be the beneficial owner of more than five
percent of the outstanding Shares of the Company on August 8, 2007. This filing speaks as of August 8, 2007, and does not make any statements with respect to any day following such date.

ITEM 7.		MATERIAL TO BE FILED AS EXHIBITS.

	The following documents are filed as exhibits to this Schedule 13D:

Annex 1	Information With Respect to Transactions of Shares
During the Past 60 Days

SCHEDULE 13D
CUSIP NO. 59159Q107	PAGE 13 OF 14 PAGES


Signature:
========

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DDJ CAPITAL MANAGEMENT, LLC


By:	/s/ Wendy Schnipper Clayton
	-----------------------------------------
	Wendy Schnipper Clayton
	Attorney-in-Fact*


* Limited Power of Attorney filed with the SEC on July 29, 1998 with Frontier Airlines Schedule 13D Frontier Airlines Inc.

SCHEDULE 13D
CUSIP NO. 59159Q107	PAGE 14 OF 14 PAGES

Annex 1

Information With Respect to Transactions of Shares During the Past 60
Days

B III-A Capital Partners, L.P.

Date
Transaction(1)
Shares
Price/Share ($)(2)
06/21/07
Sale
1,381
$15.0174
06/22/07
Sale
2,714
$15.0479
06/26/07
Sale
1,936
$15.00
07/02/07
Sale
181
$15.75
07/05/07
Sale
447
$15.7654
07/06/07
Sale
125
$15.9165
07/09/07
Sale
1,608
$15.9081
07/10/07
Sale
623
$16.0152
07/16/07
Sale
548
$15.8664
07/17/07
Sale
752
$15.9762
07/18/07
Sale
51
$15.8812
07/19/07
Sale
401
$15.9894
07/20/07
Sale
149
$15.9059
07/23/07
Sale
603
$15.7847

DDJ High Yield Fund

Date
Transaction(1)
Shares
Price/Share ($)(2)
06/21/07
Sale
6,700
$15.0174
06/22/07
Sale
13,167
$15.0479
06/26/07
Sale
9,392
$15.00
07/02/07
Sale
2,378
$15.75
07/05/07
Sale
5,876
$15.7654
07/06/07
Sale
1,638
$15.9165
07/09/07
Sale
21,137
$15.9081
07/10/07
Sale
8,190
$16.0152
07/16/07
Sale
7,218
$15.8664
07/17/07
Sale
9,881
$15.9762
07/18/07
Sale
680
$15.8812
07/19/07
Sale
5,284
$15.9894
07/20/07
Sale
1,955
$15.9059
07/23/07
Sale
7,926
$15.7847
08/07/07
Sale
17,000
$14.0608
08/08/07
Sale
125,000
$13.2824


Account

Date
Transaction(1)
Shares
Price/Share ($)(2)
06/21/07
Sale
5,996
$15.0174
06/22/07
Sale
11,783
$15.0479
06/26/07
Sale
8,405
$15.00
07/02/07
Sale
786
$15.75
07/05/07
Sale
1,941
$15.7654
07/06/07
Sale
541
$15.9165
07/09/07
Sale
6,982
$15.9081
07/10/07
Sale
2,706
$16.0152
07/16/07
Sale
2,385
$15.8664
07/17/07
Sale
3,264
$15.9762
07/18/07
Sale
225
$15.8812
07/19/07
Sale
1,746
$15.9894
07/20/07
Sale
646
$15.9059
07/23/07
Sale
2,618
$15.7847


The October Fund, Limited Partnership

Date
Transaction(1)
Shares
Price/Share ($)(2)
06/21/07
Sale
6,742
$15.0174
06/22/07
Sale
13,247
$15.0479
06/26/07
Sale
9,450
$15.00
07/02/07
Sale
882
$15.75
07/05/07
Sale
2,183
$15.7654
07/06/07
Sale
608
$15.9165
07/09/07
Sale
7,850
$15.9081
07/10/07
Sale
3,042
$16.0152
07/16/07
Sale
2,681
$15.8664
07/17/07
Sale
3,670
$15.9762
07/18/07
Sale
253
$15.8812
07/19/07
Sale
1,963
$15.9894
07/20/07
Sale
726
$15.9059
07/23/07
Sale
2,944
$15.7847




DDJ/Ontario Credit Opportunities Fund, L.P.

Date
Transaction(1)
Shares
Price/Share ($)(2)
06/21/07
Sale
2,081
$15.0174
06/22/07
Sale
4,089
$15.0479
06/26/07
Sale
2,917
$15.00
07/02/07
Sale
273
$15.75
07/05/07
Sale
674
$15.7654
07/06/07
Sale
188
$15.9165
07/09/07
Sale
2,423
$15.9081
07/10/07
Sale
939
$16.0152
07/16/07
Sale
828
$15.8664
07/17/07
Sale
1,133
$15.9762
07/18/07
Sale
78
$15.8812
07/19/07
Sale
606
$15.9894
07/20/07
Sale
224
$15.9059
07/23/07
Sale
909
$15.7847

(1) All purchases/sales were effected through open market or privately negotiated transactions.
(2) Not inclusive of brokerage commissions of $.03 per share with respect to each transaction.